OSHKOSH B'GOSH, INC.
	                   1994 INCENTIVE STOCK PLAN
                  (as amended through 2/23/00)


I.	INTRODUCTION

1.01	Purpose.  This plan shall be known as the Oshkosh B'Gosh,
Inc. 1994 Incentive Stock Plan (the "Plan"). The purpose of the Plan is to provide an incentive for key employees of Oshkosh B'Gosh, Inc. and its Subsidiaries to improve corporate performance on a long-term basis, and to attract and retain key employees. It is intended that the Plan and its operation comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule).

1.02	Effective Date.  The effective date of the Plan shall be
August 8, 1994, subject to approval of the Plan by shareholders of the Company. Any Award granted prior to such shareholder approval shall be expressly conditioned upon shareholder approval of the Plan.

II.  PLAN DEFINITIONS

2.01	Definitions.  For Plan purposes, except where the context
clearly indicates otherwise, the following terms shall have the meanings set forth below:

(a)	"Award" shall mean the grant of any form of stock option or
restricted stock.

(b)	"Board" shall mean the Board of Directors of the Company.

(c)	"Code" shall mean the Internal Revenue Code of 1986, as
amended from time to time.

(d)	"Committee" shall mean the Committee described in Section
4.01.

(e)	"Company" shall mean Oshkosh B'Gosh, Inc., a Wisconsin
corporation.

(f)	"Company Stock" shall mean the Company's Class A Common Stock and such other stock and securities as may be substituted therefor pursuant to Section 3.02.

(g)	"Eligible Employee" shall mean any regular salaried employee of the Company or a Subsidiary who satisfies the requirements of Section 5.01.

(h)	"Fair Market Value" on any date shall mean, with respect to
Company Stock, if the stock is then listed and traded on a registered national securities exchange, or is quoted in the NASDAQ National Market System, the mean of the high and low sale prices recorded in composite transactions as reported in the Wall Street Journal (Midwest Edition) for such date or the preceding business day if such date is not a business day. In the absence of reported sales or if the stock is not so listed or quoted, but is traded in the over-the-counter market, Fair Market Value shall be the mean of the closing bid and asked prices for such shares on the relevant date.

(i)	"Grantee" shall mean any person who has been granted an Award under the Plan.

(j)	"Option Period" shall mean the period of time provided
pursuant to Section 6.04 within which a stock option may be exercised.

(k)	"Subsidiary" shall mean any corporation now or hereafter in
existence in which the Company owns, directly or indirectly, a voting stock interest of more than fifty percent (50%).

III.  SHARES SUBJECT TO AWARD

3.01	Available Shares.  The total number of shares of Company
Stock that may be issued under the Plan shall not exceed one million four hundred thousand (1,400,000) shares. Shares subject to and not issued under an option which expires, terminates, is canceled or forfeited for any reason under the Plan and shares of restricted Company Stock which have been forfeited before the Grantee has received any benefits of ownership, such as dividends from the forfeited shares, shall again become available for the granting of Awards.

3.02	Changes in Common Stock.  If any stock dividend is
declared upon the Company Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Company Stock, resulting in a split or combination or exchange of shares, the aggregate number and kind of shares which may thereafter be granted under the Plan shall be propor-tionately and appropriately adjusted and the number and kind of shares then subject to options granted to employees under the Plan and the per share option price therefor shall be proportionately and appropriately adjusted, without any change in the aggregate purchase prices to be paid therefor.

IV.	ADMINISTRATION

4.01	Administration by the Committee.  The Plan shall be
administered by a committee designated by the Board to administer the Plan and shall initially be the Compensation Committee of the Board. The Committee shall be constituted to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule). A majority of the members of the Committee shall constitute a quorum. The approval of such a quorum, expressed by a vote at a meeting held either in person or by conference telephone call, or the unanimous consent of all members in writing without a meeting, shall constitute the action of the Committee and shall be valid and effective for all purposes of the Plan.

4.02	Committee Powers.  The Committee is empowered to adopt
such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan and, in its discretion, may modify, extend or renew any Award theretofore granted. The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive. The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. Subject to the provisions of the Plan, the Committee shall have full and final authority to:

(a)	designate the persons to whom Awards shall be granted;

(b)	grant Awards in such form and amount as the Committee
shall determine;

(c)	impose such limitations, restrictions and conditions upon
any such Award as the Committee shall deem appropriate, and

(d)	waive in whole or in part any limitations, restrictions
or conditions imposed upon any such Award as the Committee shall deem appropriate.

V.	PARTICIPATION

5.01	Eligibility.  Key employees of the Company and its
Subsidiaries (including officers and employees who may be members of the Board) who, in the sole opinion of the Committee, contribute significantly to the growth and success of the Company or a Subsidiary shall be eligible for Awards under the Plan. From among all such Eligible Employees, the Committee shall determine from time to time those Eligible Employees to whom Awards shall be granted. No eligible employees shall be granted an Award or Awards covering more than 50,000 shares of Company Stock in any calendar year. No Eligible Employee shall have any right whatsoever to receive an Award unless so determined by the Committee.

5.02	No Employment Rights.  The Plan shall not be construed as
conferring any rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company or any Subsidiary to terminate the employment of any person or to take any other action affecting such person.

VI.	STOCK OPTIONS

6.01	General.  Stock options granted under the Plan may be in
the form of incentive stock options (within the meaning of Code
Section 422) or nonqualified stock options. Each option granted under the Plan shall be evidenced by a stock option agreement between the Company and the Grantee which shall contain the terms and conditions required by this Article VI, and such other terms and conditions, not inconsistent herewith, as the Committee may deem appropriate in each case. The holder of an option shall not have any rights as a stockholder with respect to the shares covered by an option until such shares have been delivered to him or her.

6.02	Option Price.  The price at which each share of Company
Stock covered by an option may be purchased shall be determined in each case by the Committee and set forth in each stock option agreement. In no event shall such price be less than one hundred percent (100%) of the Fair Market Value of the Company Stock when the option is granted. Employees who own, directly or indirectly, within the meaning of Code Section 425(d), more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary corporation shall not be eligible to receive an incentive stock option hereunder unless the purchase price per share under such option is at least 110% of the Fair Market Value of the stock subject to the option and such option by its terms is not exercisable after the expiration of 5 years from the date such option is granted.

6.03	Date Option Granted.  For purposes of the Plan, a stock
option shall be considered as having been granted on the date on which the Committee authorized the grant of the option, except where the Committee has designated a later date, in which event the later date shall constitute the date of grant of the option; provided, however, that in either case notice of the grant of the option shall be given to the employee within a reasonable time.

6.04	Period for Exercise of Options.  Each stock option
agreement shall state the period or periods of time within which the option may be exercised by the Grantee, in whole or in part, which shall be the period or periods of time as may be determined by the Committee, provided that: (a) No option granted under this Plan may be exercised until at least six months from the later of
(i) the date of grant or (ii) shareholder approval of the Plan, (b) No Option Period for an incentive stock option may exceed ten (10) years from the date the option is granted, and (c) No option may be treated as an incentive stock option unless the Grantee exercises the option while employed by the Company or a Subsidiary or within three months after termination of employment, or if termination is caused by death or disability, within one year after such termination.

6.05	Special Rule for Incentive Stock Options.  For so long as
Section 422 (or any successor provision) of the Code so provides, the aggregate Fair Market Value (determined as of the date the incentive stock option is granted) of the number of shares with respect to which incentive stock options are exercisable for the first time by a Grantee during any calendar year shall not exceed One Hundred Thousand Dollars ($100,000) or such other limit as may be required by the Code.

6.06	Method of Exercise.  Subject to Section 6.04, each option
may be exercised in whole or in part from time to time as specified in the stock option agreement. Each Grantee may exercise an option by giving written notice of the exercise to the Company, specifying the number of shares to be purchased, accompanied by payment in full of the purchase price therefor. The purchase price may be paid in cash, by check, or, with the approval of the Committee, by delivering shares of Company Stock which have been beneficially owned by the Grantee, the Grantee's spouse, or both of them for a period of at least six months prior to the time of exercise ("Delivered Stock) or a combination of cash and Delivered Stock. Delivered Stock shall be valued at its Fair Market Value determined as of the date of exercise of the option. No Grantee shall be under any obligation to exercise any option hereunder.

6.07	  Merger, Consolidation or Reorganization.  In the event
of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, the Committee shall, subject to the approval of the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company hereunder, take action regarding each outstanding and unexercised option pursuant to either clause (a) or (b) below:

(a)	Appropriate provision may be made for the protection of
such option by the substitution on an equitable basis of appropriate shares of the surviving corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such option immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to option immediately after such substitution over the exercise price thereof;
or

(b)	The Committee may cancel such option.  In such event, the
Company, or the corporation assuming the obligations of the Company hereunder, shall pay the employee an amount of cash (less normal withholding taxes) equal to the excess of the highest Fair Market Value per share of the Company Stock during the 60-day period immediately preceding the merger, consolidation or reorganization over the option exercise price, multiplied by the number of shares subject to such option.

6.08	Dissolution or Liquidation.  Anything contained herein to
the contrary notwithstanding, on the effective date of any dissolution or liquidation of the Company, the holder of each then outstanding and unexercised option shall receive the cash amount described in 6.07(b) hereof and such option shall be cancelled.

6.09 Conditional Cashless Exercise. In connection with the Company's tender offer to purchase shares of Company stock to be dated on or about October 4, 1999 (the "Offer"), a Grantee may elect a conditional cashless exercise of the Grantee's options which are then exercisable. The conditional cashless exercise will permit a Grantee to exercise the option only if, and to the extent, the Company will actually purchase the option shares in the Offer. If after taking into account any proration, the Company purchases less than all of the option shares which the Grantee has tendered in the Offer, the options will be exercised, and the option shares purchased, in the order designated by the Grantee in an option election form. If any of the tendered option shares are not purchased, the related options will not be considered to have been exercised and will remain outstanding. The Grantee will not be required to pay cash for the exercise price, and the consideration received by the Grantee whose option shares are purchased in a conditional cashless exercise will be the difference between the purchase price per share in the Offer and the exercise price per share relating to the option shares so purchased (less applicable tax withholding).

VII. RESTRICTED STOCK.

7.01	Administration.  Shares of restricted stock may be issued
either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Employees to whom and the time or times at which grants of restricted stock will be made, the number of shares to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. The Committee may condition the grant of restricted stock upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine. The provisions of restricted stock Awards need not be the same with respect to each recipient.

7.02	Awards and Certificates.  Each individual receiving a
restricted stock Award shall be issued a certificate in respect of such shares of restricted stock. Such certificate shall be registered in the name of such individual and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

"The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Oshkosh B'Gosh, Inc. 1994 Incentive Stock Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of Oshkosh B'Gosh, Inc."

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any restricted stock Award, the Grantee shall have delivered a stock power, endorsed in blank, relating to the Company Stock covered by such Award.

7.03	Terms and Conditions.  Shares of restricted stock shall
be subject to the following terms and conditions:

(a)	Until the applicable restrictions lapse, the Grantee
shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of restricted stock.

(b)	The Grantee shall have, with respect to the shares of
restricted stock, all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee, cash dividends shall be automatically paid in cash and dividends payable in Company Stock shall be paid in the form of additional restricted stock.

(c)	Except to the extent otherwise provided in the applicable
Restricted Stock Agreement and (d) below, all shares still subject to restriction shall be forfeited by the Grantee upon termination of a Grantee's employment for any reason.

(d)	In the event of hardship or other special circumstances
of a Grantee whose employment is involuntarily terminated
(other than for cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee's shares of restricted stock.

(e)	If and when the applicable restrictions lapse, unlegended
certificates for such shares shall be delivered to the Grantee.

(f)	Each Award shall be confirmed by, and be subject to the
terms of, a Restricted Stock Agreement.

VIII.	WITHHOLDING TAXES.

8.01	General Rule.  Pursuant to applicable federal and state
laws, the Company is or may be required to collect withholding taxes upon the exercise of an option or the lapse of stock restrictions. The Company may require, as a condition to the exercise of an option or the issuance of a stock certificate, that the Grantee concurrently pay to the Company (either in cash or, at the request of Grantee but in the discretion of the Committee and subject to such rules and regulations as the Committee may adopt from time to time, in shares of Delivered Stock) the entire amount or a portion of any taxes which the Company is required to withhold by reason of such exercise or lapse of restrictions, in such amount as the Committee or the Company in its discretion may determine.

8.02	Withholding from Shares to be Issued.  In lieu of part or
all of any such payment, the Grantee may elect, subject to such rules and regulations as the Committee may adopt from time to time, or the Company may require that the Company withhold from the shares to be issued that number of shares having a Fair Market Value equal to the amount which the Company is required to withhold.

8.03	Special Rule for Insiders.  Any such request or election
(to satisfy a withholding obligation using shares) by an individual who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 shall be made in accordance with the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

IX.  GENERAL

9.01 Nontransferability. Unless otherwise specified by the Committee, no Award granted under the Plan shall be transferable or assignable except by last will and testament or the laws of descent and distribution. During the Grantee's lifetime, options shall be exercisable only by the Grantee or by the Grantee's guardian or legal representative.

9.02 General Restriction. Each Award shall be subject to the requirement that if at any time the Board or the Committee shall determine, in its discretion, that the listing, registration, or qualification of securities upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of securities thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or the Committee.

9.03 Expiration and Termination of the Plan. Awards may be granted under the Plan at any time and from time to time, prior to August 8, 2004, the date on which the Plan will expire, except as to Awards then outstanding under the Plan, which shall remain in effect until they have been exercised, the restrictions have lapsed or the Awards have expired or been forfeited. The Plan may be abandoned or terminated at any time by the Board of Directors of the Company, except with respect to any Awards then outstanding under the Plan.

9.04 Amendments. The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall (a) impair without the Grantee's consent any Award theretofore granted under the Plan or deprive any Grantee of any shares of Company Stock which he or she may have acquired through or as a result of the Plan or (b) be made without share-holder approval where such approval would be required as a condi-tion of compliance with Rule 16b-3.

9.05 Construction. Except as otherwise required by applicable federal laws, the Plan shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.